Exhibit 10.34

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of May 12, 2004 by and between Interline Brands, Inc., a New Jersey corporation (f/k/a Wilmar Industries, Inc.) (the “Company”) and Thomas J. Tossavainen (the “Executive”).

WHEREAS, the Executive and the Company entered into an Agreement of Confidentiality and Covenant Not to Compete, dated as of July 11, 2001(the “Original Agreement”);

WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to provide for the continued employment of the Executive by the Company in view of the Company’s anticipated hiring of a new Chief Financial Officer (the “CFO”); and

WHEREAS, the Executive is willing to accept and continue his employment on the terms hereinafter set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration and intending to be legally bound hereby, the parties agree as follows:

1.                                  Term of Employment. The Executive’s term of employment with the Company under this Agreement shall begin on the effective date hereof, and unless sooner terminated as hereafter provided, shall continue for two (2) years from such effective date (the “Initial Term”); provided that the term of employment shall automatically be extended for successive one-year periods (the Initial Term plus any additional extension terms shall be the “Employment Term”), unless either party gives ninety (90) days prior written notice of such party’s intention not to renew the Employment Term.

2.                                  Position.

(a)                                  The Executive shall serve as Vice President of Finance & Treasurer of the Company. In such position, the Executive shall have such duties and authority as are customarily associated with such position and agrees to perform such duties and functions as shall from time to time be assigned or delegated to him by the CFO of the Company or his designee.

(b)                                 During the Employment Term, the Executive will devote substantially all of his business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services, either directly or indirectly, without the prior written consent of the Company.

3.                                  Base Salary. During the Employment Term, the Company shall pay the Executive an annual base salary (the “Base Salary”) at the annual rate of $149,268, payable in regular installments in accordance with the Company’s usual payroll practices. Such base salary may, at the sole discretion of the Company, be upwardly adjusted.

4.                                  Bonus. With respect to each calendar year during the Employment Term, the Executive shall be eligible to earn an annual bonus award of up to forty percent (40%) of the Base Salary (the “Maximum Bonus”), based upon bonus plans to be established and determined by the Company from time to time.

5.                                  Employee Benefits and Perquisites. During the Employment Term, the Executive shall be eligible to participate in the Company’s employee benefit plans (including, without limitation, its health insurance and short term and long term disability insurance plans) on the same basis as those benefits are generally made available to other executives of the Company. All of the benefits described in this Section 5 shall hereafter be referred to collectively as the “Benefits”.

6.                                  Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies on expense reimbursement in effect from time to time.

7.                                  Housing Allowance. During the Employment Term, as long as the Executive shall maintain his primary residence in the Jacksonville, Florida metropolitan area, the Company shall pay the Executive a housing allowance at an annual rate of $24,000, payable in regular installments in accordance with the Company’s usual payroll practices.

8.                                  Termination. Notwithstanding any other provision of this Agreement:

(a)                           For Cause by the Company. The Employment Term and the Executive’s employment hereunder may be terminated by the Company for “Cause.” For purposes of this Agreement, “Cause” shall mean (i) the Executive’s gross neglect of, or willful and continued failure to substantially perform, his duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), (ii) a willful act by the Executive against the interests of the Company or which causes or is intended to cause harm to the Company or its stockholders, (iii) the Executive’s conviction, or plea of no contest or guilty, to a felony under the laws of the United States or any state thereof or of a lesser offense involving dishonesty, the theft of Company property or moral turpitude, or (iv) a material breach of the Agreement by the Executive which is not cured by the Executive within twenty (20) days (where the breach is curable) following written notice to the Executive by the Company of the nature of the breach. Upon termination of the Executive’s employment for Cause pursuant to this Section 8(a), the Executive shall be paid (i) any accrued and unpaid Base Salary, Benefits and Housing Allowance through the date of termination and shall have no additional rights to any compensation or any other benefits under this Agreement or otherwise.

(b)                          Disability or Death. The Employment Term and the Executive’s employment hereunder shall terminate upon his death or if the Executive is unable for an aggregate of six (6) months in any twelve (12) consecutive month period to perform his duties due to the Executive’s physical or mental incapacity, as reasonably determined by the Company (such incapacity is hereinafter referred to as “Disability”). Upon termination of the Executive’s employment hereunder for either Disability or death, the Executive or his estate (as the case may be) shall be entitled to receive (i) any accrued and unpaid Base Salary, Benefits and Housing Allowance and (ii) a bonus for the calendar year in which termination occurs, equal to the bonus which the Executive would have been entitled to if he had remained employed by the Company at the end of such calendar year, multiplied by a fraction, the numerator of which is the number of days in such calendar year preceding the date of death or termination of employment and the denominator of which is 365 (a “Pro Rata Bonus”), payable when bonuses for such calendar year are paid to other employees of the Company. Upon termination of the Executive’s employment due to Disability or death pursuant to this Section 8(b), the Executive shall have no additional rights to any compensation or any other benefits under this Agreement. All other benefits, if any, due the Executive following his termination for Disability or death shall be determined in accordance with the plans, policies and practices of the Company.

(c)                          Without Cause by the Company. The Employment Term and the Executive’s employment hereunder may be terminated by the Company without Cause. If the Executive’s employment is terminated by the Company without Cause (other than by reason of Disability or death) the Executive shall be entitled to receive (i) any accrued and unpaid Base Salary, Benefits and Housing Allowance, (ii) Severance Payments, as defined below, for the Severance Period, as defined below, (iii) a Pro Rata Bonus, payable when bonuses for the applicable calendar year are paid to other employees of the Company, and (iv) the Relocation Allowance. Upon termination of Executive’s employment by the Company without Cause pursuant to this Section 8(c), Executive shall have no additional rights to any compensation or any other benefits under this Agreement. All other benefits, if any, due Executive following Executive’s termination of employment by the Company without Cause shall be determined in accordance with the plans, policies and practices of the Company.

(d)                         Voluntary Termination by Executive. The Executive shall provide the Company ninety (60) days’ advance written notice in the event the Executive terminates his employment other than for Good Reason (as hereinafter defined); provided that the Company may, in its sole discretion, terminate the Executive’s employment with the Company prior to the expiration of the ninety-day notice period. In such event and upon the expiration of such sixty-day period (or such shorter time as the Company in its sole discretion may determine), the Executive’s employment under this Agreement shall immediately and automatically terminate, and the Executive shall be entitled to receive (i) any accrued and unpaid Base Salary and Housing Allowance, (ii) the Relocation Allowance, and (iii) if the Executive has terminated his employment during the Initial Term (but not otherwise), Severance Payments for the shorter of the periods of (x) one year after the date of termination or (y) the remainder of the Initial Term; provided that notwithstanding anything to the contrary in this Section 8(d), the Executive shall be entitled to Severance Payments set forth in the foregoing clause (iii) only if (x) the effective date of the Executive’s termination is not less than six (6) months after the new CFO’s commencement of employment with the Company and (y) the Executive has given sixty (60) days advance written notice of his termination (and, if requested by the Company, has continued to fulfill his duties during such ninety-day period.)

(e)                          Termination for Good Reason. The Executive may terminate his employment hereunder for “Good Reason” at any time during the Employment Term. For purposes of the Agreement, “Good Reason” shall mean (i) a material breach of the terms of this Agreement by the Company, (ii) the Company requiring the Executive to move his primary place of employment more than thirty-five (35) miles from the then current place of employment, if such move materially increases his commute, or (iii) a material diminution of the Executive’s responsibilities as such responsibilities are constituted after hiring of the new CFO, and where any diminution of duties resulting from the hiring of the new CFO and the consequential expansion of the CFO’s duties shall not constitute a material diminution, provided that any of the foregoing is not cured by the Company within twenty (20) days following receipt of written notice by the Executive to the Company of the specific nature of the breach. No termination for Good Reason shall be permitted unless the Company shall have first received written notice from the Executive describing the basis of such termination for Good Reason. A termination of the Executive’s employment for Good Reason pursuant to this Section 8(e) shall be treated for purposes of this Agreement as a termination by the Company without Cause and the provisions of Section 8(c) relating to the payment of compensation and benefits shall apply.

(f)                            Benefits/Release. In addition to any amounts which may be payable following a termination of employment pursuant to one of the paragraphs of this Section 8, the Executive or his beneficiaries shall be entitled to receive any benefits that may be provided for under the terms of an employee benefit plan in which the Executive is participating at the time of termination. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments, other than the payment of any accrued and unpaid Base Salary, Benefits and Housing Allowance, to which the Executive is entitled under this Section 8 are conditioned upon and subject to the Executive’s execution of a general waiver and release, in such form as may be prepared by the Company’s attorneys, of all claims and issues arising under the Employment Agreement, except for such matters covered by provisions of this Agreement which expressly survive the termination of this Agreement.

(g)                         Except as provided in this Section 8, the Company shall have no further obligation or liability under this Agreement following a termination of employment by the Executive.

(h)                         Notice of Termination. Any purported termination of employment by the Company or by the Executive shall be communicated by written notice of termination to the other party hereto in accordance with Section 13(h) hereof.

(i)                              Definitions. As used herein, “Severance Payments” means payments made equal to the sum of the Executive’s Base Salary and Housing Allowance, payable in regular installments in accordance with the Company’s usual payroll practices. “Severance Period” means (i) in the case of a termination of the Executive’s employment by the Company without Cause during the Initial Term, a period of time commencing on the date of termination and ending on the earlier of (x) January 1, 2007 and (y) the date two (2) years after the date of termination; or (ii) in all other cases where Severance Payments are to be made, a period of time commencing on the date of termination of the Executive’s employment and ending one year after such date. “Relocation Allowance” means an amount in cash sufficient to reimburse the Executive for his reasonable, out-of-pocket expenses in moving out of the Jacksonville, Florida metropolitan area within six (6) months following termination of the Executive’s employment with the Company (but only to the extent such expenses are submitted in writing to the Company for approval and are not otherwise reimbursed), provided that such amount shall not exceed $75,000 in the aggregate.

9.                                 Non-Competition.

(a)                                  During the Employment Term and, for a period ending on the expiration of one year following the termination of the Executive’s employment (or such longer period as the Company is paying any Severance Payments) (the “Restricted Period”), the Executive will not directly or indirectly, (i) engage in any business for the Executive’s own account that competes with the business of the Company, (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that competes with the business of the Company, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates that are engaged in a business similar to the business of the Company (the “Company Affiliates”) and customers or suppliers of the Company or the Company Affiliates.

(b)                                 Notwithstanding anything to the contrary in this Agreement, the Executive may directly or indirectly own, solely as a passive investment, securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own one percent (1%) or more of any class of securities of such person.

(c)                                  During the Restricted Period, and for an additional one year after the end of the Restricted Period, the Executive will not, directly or indirectly, (i) without the written consent of the Company, solicit or encourage any employee of the Company or the Company Affiliates to leave the employment of the Company or the Company Affiliates, or (ii) without the written consent of the Company (which shall not be unreasonably withheld), hire any such employee who has left the employment of the Company or the Company Affiliates (other than as a result of the termination of such employment by the Company or the Company Affiliates) within one year after the termination of such employee’s employment with the Company or the Company Affiliates.

(d)                                 During the Restricted Period, the Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or the Company Affiliates any consultant then under contract with the Company or the Company Affiliates.

(e)                                  It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the

(a)                                  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflicts of law doctrine.

(b)                                 Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of the Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c)                                  No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)                                 Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)                                  Assignment. This Agreement shall not be assignable by the Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company or to the financial institution(s) providing the Company’s senior credit facility. Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

(f)                                    No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment and, to the extent that the Executive obtains or undertakes other employment, the payment will not be reduced by the earnings of the Executive from the other employment.

(g)                                 Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

(h)                                 Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, in the case of the Executive, to the Executive’s address on file with the Company; all notices to the Company shall be directed to the attention of the President or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

/s/ Thomas J. Tossavainen
Thomas J. Tossavainen

INTERLINE BRANDS, INC.

By:	/s/ Michael J. Grebe
	Name:	Michael J. Grebe
	Title:	President & CEO